October 29, 2012

Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

RE: Diamond Hill Investment Group, Inc.

We have read Item 4.01 to be included in the Form 8-K of Diamond Hill Investment Group, Inc. to be filed with the Securities and Exchange Commission regarding its change in auditors. We are in agreement with the Registrant's statements made regarding our firm. We have no basis to agree or disagree with other statements made under Item 4.01.

Very truly yours,

/s/ Plante & Moran, PLLC
Plante & Moran, PLLC

copy to:
Mr. James F. Laird
Chief Financial Officer and Secretary
Diamond Hill Investment Group, Inc.
325 John H. McConnell Blvd, Suite 200
Columbus, Ohio 43215